EXHIBIT 10.4
THIS TRANSACTION FEE AGREEMENT (this “Agreement”) is made as of the ____ day of February, 2006.

BETWEEN:

CytRx Corporation
11726 San Vicente Blvd., Suite 650
Los Angeles, CA 90049

(the “Company”)

OF THE FIRST PART

AND:

T.R. WINSTON & COMPANY, LLC
376 Main Street
Bedminster, New Jersey 07921

(the “Broker”)

OF THE SECOND PART
W H E R E A S:
     A. The Company wishes to engage Broker to act on a non-exclusive basis in connection with the potential sale of between $8,000,000 and $15,000,000 aggregate principal amount of equity securities (“Securities”) of the Company (the “Transaction”);;
     B. The Broker is a licensed broker-dealer with the National Association of Securities Dealers;
     C. The Company wishes to reward the Broker for its services in the event that a Transaction closes in the manner hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants, promises, conditions, warranties and representations hereinafter set forth, the parties hereto agree as follows:
          1. Broker will introduce the Company to one or more of those certain accredited, institutional investors listed on Exhibit A attached hereto (“Investor” or “Investors”), with whom Broker has a pre-existing substantive relationship. For the avoidance of doubt, no party shall be deemed an Investor for purposes of this Agreement, and no fees shall be payable to Broker with respect to the investment by such party in the securities of the Company, unless such party is listed on Exhibit A. Broker and the Company may periodically amend Exhibit A by mutual written agreement. The actual terms and structure of the Transaction will depend on market conditions and will be subject to negotiation between the Company and prospective Investors. Broker agrees to not contact any person who is not designated as an Investor in connection with the Transaction.

          2. Nothing contained in this Agreement shall limit or restrict the right of the Company to negotiate or enter into any transaction of a type similar to the Transaction with a party other than a Investor, or to engage any other company to provide services of the type provided by Broker hereunder.
          3. In consideration for the services rendered by Broker hereunder, at the Closing of any Transaction with Investors, the Company agrees to compensate the Broker as follows: (i) seven percent (7%) of the cash proceeds actually received by Company from the sale of Securities to Investors and (ii) a warrant exercisable for seven percent (7%) of the Securities (other than warrants or shares underlying warrants) issued to Investors in the Transaction. The warrants shall be exercisable into Securities similar to those issued in the Transaction, and will have an exercise price and term consistent with the warrants issued to the Investors. Fees and warrants shall be paid to Broker in the manner and in the name designated by Broker. For purposes of determining Broker’s compensation under this Section 3, the cash proceeds received in the Transaction shall not include any amounts paid to the Company by Investors upon the exercise of warrants issued in the Transaction.
          4. If any party who is not set forth on Exhibit A hereto, as it may be amended from time to time (a “Non-Introduced Party”), invests in the Transaction arranged by Broker hereunder, then the Company shall pay Broker the fees set forth in Section 3 with respect to such investment; provided, however, that in the event that the Company owes any fee (whether cash or warrants or otherwise) to any third party other than Broker in connection with the investment by the Non-Introduced Party, then the amount of the cash fee owed to, and the number of warrants issuable to, Broker pursuant to Section 3 in respect of the investment by the Non-Introduced Party shall be reduced by the amount of the fee paid to and the number of warrants issued to that third party. Notwithstanding the foregoing, Broker shall not contact any such Non-Introduced Party without the prior written consent of the Company. The parties hereby agree that Bristol Investment Fund, Ltd. is a Non-Introduced Party who may be contacted by Broker.
          5. The shares of common stock underlying the warrants issued to the Broker pursuant to this Agreement shall carry “piggy-back” registration rights.
          6. By execution hereof, the Company acknowledges that the Broker does not provide investment advice or financial planning services. In that regard, the Broker is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and cannot therefore provide any advice regarding the desirability or value of purchasing, selling, transacting in, investing in, or holding any security. Rather, the Broker’s services will be limited to those properly provided by a licensed broker-dealer (T.R. Winston & Company, LLC is registered with the NASD as an “Introducing Broker/Dealer” or “K” broker/ dealer in accordance with Section 15 of the Securities and Exchange Act of 1934, as amended.) Broker represents and warrants that it is a duly registered broker/dealer and in good standing with the SEC, NASD and the State of California and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which it shall conduct in compliance with applicable federal and state laws relating to a private placement under Regulation D of the 1933 Act. Broker represents that it is not a party to any other agreement which would conflict with or interfere with the terms and conditions of this Agreement.
          7. This Agreement will terminate upon a closing of the Transaction. The Company may terminate this Agreement following thirty (30) days after the date hereof upon written notice. Notwithstanding the foregoing, all provisions of this Agreement other than section 1, 3 and 4 shall survive the termination of this Agreement. Broker shall be entitled to compensation under Section 3 based on investments made by Investors listed on Exhibit A, as it may be amended from time to time, at any time within one year of the date hereof.
          8. Broker, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, Broker agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. If the Transaction is not consummated, or if at any time the Company so requests, Broker and its representatives will return to the Company all copies of information regarding the Company in their possession.
          9. Except for communication to Investors in furtherance of this Agreement, Broker will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof.
          10. The Company hereby agrees to indemnify and hold harmless the Broker, its managers, members, agents and employees (collectively referred to as the Broker for purposes of this Section 6) from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the fees and expenses of counsel) which are related to or arise out of any actions taken or omitted to be taken (including any untrue statements made or omitted to be made) by the Company or any actions taken or omitted to be taken by the Broker (except in the case of gross negligence or willful misconduct on the part of such Broker) in connection with any Transactionor otherwise related to or arising out of the Broker’s activities on behalf of the Company. The Company shall reimburse Broker for all reasonable expenses (including the reasonable fees and expenses of counsel) incurred by such Broker in connection with investigating, preparing or defending any such claim, action, suit or proceeding, including in connection with pending or threatened litigation to which Broker is a party.
          11. The Company and the Broker acknowledge that Diana Derycz Kessler is a director of Bristol Investment Fund, Ltd., one of the Investors, and also acts as a registered representative of the Broker and a manager at Bristol Capital Advisors, LLC. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd.
          12. Upon the closing of any Transaction with Investors, the Company shall pay all legal fees associated with the preparation of definitive documents for the Transaction, not to exceed $25,000.
          13. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and assigns.
          14. This Agreement represents the entire agreement by and between the Company and Broker and supersedes any and all other agreements, either oral or written, with respect to the Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. No assignment of this Agreement shall be made without the prior written consent of the other party.

          15. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof. The parties hereto hereby submit to the exclusive jurisdiction of the state courts or the United States Federal Courts located in New York with respect to any dispute arising under this Agreement or the transactions contemplated hereby. The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such dispute.
     8. This Agreement consists of a total of 5 pages, and an Exhibit A. This Agreement may be signed in any number of counterparts and the combination of the same shall constitute a binding agreement. A signed copy of this Agreement received via facsimile shall be deemed an original signature of a party for purposes of making this Agreement a binding agreement.

     IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of and from the day first above written.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
	Name:	Steven A. Kriegsman
	Title:	President and Chief Executive Officer

T.R. WINSTON & COMPANY, LLC
By:	/s/ G. TYLER RUNNELS
	Name:	G. Tyler Runnels
	Title:	Chairman